Exhibit 10.26

SHARE EXCHANGE
UNWIND AGREEMENT

THIS SHARE EXCHANGE UNWIND AGREEMENT (“Unwind Agreement”) is made effective as of this _12th ___ day of January, 2016 by and between VAPE Holdings, Inc., a Delaware corporation (“VAPE”) and BetterChem Consulting, Inc., a Pennsylvania corporation (“BetterChem”), and Mark Scialdone, an individual (“Scialdone”). VAPE, BetterChem, and Scialdone, each a Party, may be collectively referred to herein as the Parties.

RECITALS

WHEREAS, prior to the Share Exchange Agreement (defined below) Scialdone, owned 100% of the issued and outstanding common stock of BetterChem;

WHEREAS, on July 1, 2015, the Parties entered into a Share Exchange Agreement attached hereto as Exhibit A and incorporated by reference herein, whereby VAPE acquired 80 shares of BetterChem common stock from BetterChem sole shareholder Scialdone representing a controlling 80% of the issued and outstanding shares of common stock of BetterChem (the “BetterChem Shares”), in exchange for up to 400,000 shares of voting common stock, par value $0.00001 per share, of VAPE (the “VAPE Common Stock”), as set forth in Schedule 1 thereto (the “VAPE Shares”);

WHEREAS, on or about July 1, 2015, pursuant to the terms of the Share Exchange Agreement, Scialdone transferred the BetterChem Shares to VAPE;

WHEREAS, on or about July 1, 2015, pursuant to the terms of the Share Exchange Agreement, VAPE issued 250,000 restricted shares of Vape Common Stock to Scialdon;

WHEREAS, pursuant to the terms set forth in Schedule 1 of the Share Exchange Agreement, due to the uncertain nature of the valuation of BetterChem, VAPE granted Scialdone a nonassignable contingent contractual right to receive up to 150,000 shares of VAPE Common Stock representing the balance of the VAPE Shares, contingent on the future gross revenues of BetterChem as follows:

a.	On the one year anniversary of the Closing Date of the Share Exchange Agreement (as defined therein), Scialdone shall be entitled to an additional 75,000 shares of VAPE common stock if BetterChem has generated at least $100,000 in gross revenues beginning on the Closing Date up to the one year anniversary of the Closing Date.

b.	On the two year anniversary of the Closing Date, Scialdone shall be entitled to an additional 75,000 shares of VAPE Common Stock if BetterChem has generated at least $100,000 in gross revenues beginning on the one year anniversary of the Closing Date up to the two year anniversary of the Closing Date.

WHEREAS, as of the date of this Unwind Agreement, VAPE has not issued any VAPE Common Stock to Scialdone under the contingent contractual right to receive up to 150,000 shares of VAPE Common Stock representing the balance of the VAPE Shares;

WHEREAS, upon the terms and subject to the conditions set forth in this Unwind Agreement, the Parties have agreed to unwind the transactions contemplated under the Share Exchange Agreement, such that: (i) Scialdone shall surrender to VAPE any and all VAPE Shares issued to him thereunder (250,000); and (ii) VAPE shall return the BetterChem Shares to Scialdone;

WHEREAS, immediately upon the Closing of this Unwind Agreement: (i) Scialdone will once again hold all 100 shares of BetterChem representing 100% of the issued and outstanding shares of common stock therein; and the (ii) 250,000 shares of VAPE Common Stock held by Scialdone shall be surrendered to the treasury, and thereafter cancelled and extinguished by VAPE’s Transfer Agent, Island Stock Transfer, such that there shall be 250,000 fewer shares of VAPE common stock issued and outstanding; and

WHEREAS, It is the intention of the Parties that: (i) the transactions contemplated by this Unwind Agreement shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the issuance of the Shares shall be exempted from registration or qualification under the Securities Act.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

ARTICLE I
SHARE EXCHANGE UNWIND

Section 1.1 Surrender of the VAPE Shares.  Subject to the terms and conditions of this Unwind Agreement, as of the date first above written, the Scialdone hereby surrenders all legal right, title and interest in the Shares to the Company to be held by the Company as treasury stock.

Section 1.2 Transfer of the BetterChem Shares. Subject to the terms of this Unwind Agreement, VAPE hereby covenants and agrees to assign and transfer all legal right, title and interest in the BetterChem Shares to Scialdone.

Section 1.3 Delivery of Stock Certificates and Stock Powers.

a.	Vape Shares. Island Stock Transfer has not issued certificates to Scialdone representing the VAPE Shares, which are currently held in book entry. At the Closing (defined below), Scialdone shall deliver to VAPE signed and medallion guaranteed stock power to the Transfer Agent’s satisfaction in order to cancel and/or transfer title to the VAPE Shares.

b.	BetterChem Shares. At the Closing, VAPE shall surrender BetterChem Share Certificate No. 2 representing the BetterChem Shares, and BetterChem shall record the transfer of the BetterChem Shares in the shareholder records of BetterChem.

Section 1.4 Closing; Closing Date.  The Closing shall take place, subject to the terms and conditions of this Unwind Agreement, as of the date first written above (the “Closing Date”).

Section 1.5 Closing Deliveries of BetterChem and Scialdone.  At the Closing, BetterChem and Scialdone shall deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to VAPE:

a.	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of BetterChem evidencing approval of this Unwind Agreement and the transactions contemplated herein;

b.	executed and medallion guaranteed stock power representing the surrender of the VAPE Shares by Scialdone, and ;

c.	copies of this Unwind Agreement, and all other Unwind Documents, each duly executed by BetterChem and/or Scialdone, as required to give effect to the transactions contemplated by this Unwind Agreement.

Section 1.6 Closing Deliveries of VAPE.  At Closing, VAPE will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to BetterChem and Scialdone:

a.	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of VAPE evidencing approval of this Unwind Agreement and the transactions contemplated herein;

b.	BetterChem Share Certificate No. 2, all stock powers, and other documents required for the cancellation of the BetterChem Shares;

c.	any other necessary documents, each duly executed by VAPE as required to give effect to the transactions contemplated by this Unwind Agreement.

Section 1.7 Waiver of Rights/Acknowledgment of Obligations.  The Parties hereby and acknowledge that the Parties have also entered into the following agreements, and respective rights and obligations of the Parties there under shall be addressed separately from this Unwind Agreement:

a.	Executive Employment Agreement by and between VAPE and Scialdone, dated May 1, 2015;

b.	Intellectual Property Rights Transfer Agreement by and between VAPE and Scialdone, dated July 1, 2015.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BETTERCHEM AND SCIALDONE

BetterChem and Scialdone represent and warrant to VAPE as follows:

Section 2.1 Capitalization of BetterChem.  The entire authorized capital stock of BetterChem was issued and outstanding and solely held by Scialdone prior to the Share Exchange Agreement, and 80% of the total issued and outstanding shares of capital stock of BetterChem was transferred to VAPE via the BetterChem Shares.

Section 2.2 Marketable Title; Corporate Authority. Scialdone, as President of BetterChem, is the registered and beneficial owner of, and has good and marketable title to the VAPE Shares and will hold such shares free and clear of all liens, charges and encumbrances whatsoever. Scialdone, as President of BetterChem, has due and sufficient right and authority to enter into this Unwind Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of all the VAPE Shares held him to VAPE at the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VAPE

VAPE represents and warrants to BetterChem and Scialdone and acknowledges that BetterChem and Scialdone are relying upon such representations and warranties in connection with the execution, delivery and performance of this Unwind Agreement as follows:

Section 3.1 Organization and Good Standing.  VAPE is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  VAPE is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of VAPE.

Section 3.2 Corporate Authority.  VAPE has all requisite corporate power and authority to execute and deliver this Unwind Agreement and any other document contemplated by this Unwind Agreement (collectively, the “Unwind Documents”) to be signed by VAPE and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the Unwind Documents by VAPE and the consummation by VAPE of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of VAPE is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Unwind Agreement has been, and the other VAPE Documents when executed and delivered by VAPE as contemplated by this Agreement will be, duly executed and delivered by VAPE and this Unwind Agreement is, and the other Unwind Documents when executed and delivered by VAPE, as contemplated hereby will be, valid and binding obligations of VAPE enforceable in accordance with their respective terms, except:

a.	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

b.	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

c.	as limited by public policy.

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ARTICLE IV
CLOSING CONDITIONS

Section 4.1 Conditions Precedent to Closing by VAPE.  The obligation of VAPE to consummate the transactions contemplated hereunder are subject to the satisfaction or written waiver of the conditions set forth below.  The Closing of the transactions contemplated by this Unwind Agreement will be deemed a waiver of all conditions to Closing.  These conditions precedent are for the benefit of VAPE and may be waived by VAPE in its sole discretion.

a.	Representations and Warranties. The representations and warranties of BetterChem and Scialdone set forth in Article II of this Unwind Agreement shall be true, correct and complete in all respects as of the Closing Date, and BetterChem and Scialdone shall deliver to VAPE a certificate dated as of the Closing Date, to the effect that the representations and warranties made by VAPE in this Agreement are true and correct.

b.	Performance. All of the covenants and obligations that BetterChem and Scialdone are required to perform or to comply with pursuant to this Unwind Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

c.	Unwind Documents. This Unwind Agreement and all other documents necessary or reasonably required to consummate the transactions contemplated hereunder, all in form and substance reasonably satisfactory to VAPE, shall have been executed and delivered to VAPE.

Section 4.2 Conditions Precedent to Closing by BetterChem and Scialdone.  The obligation of BetterChem and Scialdone to consummate the transactions contemplated hereunder is subject to the satisfaction or written waiver of the conditions set forth below.  The Closing of the transactions contemplated by this Unwind Agreement will be deemed a waiver of all conditions to Closing.  These conditions precedent are for the benefit of BetterChem and Scialdone and may be waived by them in their joint discretion.

a.	Representations and Warranties. The representations and warranties of VAPE set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date and VAPE shall deliver to BetterChem and Scialdone, a certificate dated as of the Closing Date, to the effect that the representations and warranties made by VAPE in this Unwind Agreement are true and correct.

b.	Performance. All of the covenants and obligations that VAPE is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. VAPE must have delivered each of the documents required to be delivered by it pursuant to this Unwind Agreement.

c.	Unwind Documents. This Unwind Agreement and all other documents necessary or reasonably required to consummate the Unwind, all in form and substance reasonably satisfactory to BetterChem and Scialdone, will have been executed and delivered by VAPE.

ARTICLE V
ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Mutual Confidentiality of Business Information.  All information regarding the business affairs of Parties including, without limitation, financial information provided due diligence purposes prior to the Share Exchange Agreement, or during the period between execution of the Share Exchange Agreement through the Closing Date of this Unwind Agreement shall be kept in strict confidence by the Parties and will not be used, dealt with, exploited or commercialized by the Parties or disclosed to any third party without the prior written consent of the non-disclosing Party.

Section 5.2 Confidentiality of Transaction and Unwind.  VAPE is a public company and the dissemination of material non-public information about the transaction contemplated under this Unwind Agreement shall be included in a press releases made public by VAPE and certain other public filings to the extent required by the Securities and Exchange Commission.

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Section 5.3 Notification.  Each of the Parties to this Unwind Agreement shall promptly notify the other Parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Unwind Agreement, if it becomes aware of the occurrence after the date of this Unwind Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require a material amendment relating to such Party, such Party will promptly deliver to the other Parties any such supplemental information specifying such change as may be reasonably requested by the non-breaching Parties.  Each party will promptly notify the other Parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

Section 5.4 VAPE Directors and Officers.  Any offices vacancies occasioned by the transactions contemplated in the Unwind Documents shall be filled, if at all, by the Board of Directors of VAPE pursuant to procedures prescribed in the VAPE Bylaws, as amended.

Section 5.5 Assumption of Liabilities. BetterChem, hereby irrevocably assumes any and all debts, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, whenever arising, that might at any time be determined to be owing by BetterChem to any Creditors. BetterChem, will indemnify, defend, and hold harmless, to the full extent of the law, VAPE and its shareholders from, against, and in respect of any and all losses and liabilities asserted by Creditors of BetterChem, against, relating to, imposed upon, or incurred by BetterChem.

Section 5.6 Indemnification by BetterChem and Scialdone.  BetterChem and Scialdone will indemnify, defend, and hold harmless, to the full extent of the law, VAPE and its members, from, against, and in respect of any and all losses and damages asserted against, relating to, imposed upon, or incurred by VAPE and its shareholders by reason of, resulting from, based upon or arising out of the breach by BetterChem and/or Scialdone of any representation or warranty of BetterChem and/or Scialdone contained in or made pursuant to this Unwind Agreement, any Unwind Document or any certificate or other instrument delivered pursuant to this Unwind Agreement; or the breach or partial breach by BetterChem and/or Scialdone of any covenant or agreement of BetterChem and/or Scialdone made in or pursuant to this Unwind Agreement, any Unwind Document or any certificate or other instrument delivered pursuant to this Agreement.

Section 5.7 Indemnification by VAPE.  VAPE will indemnify, defend, and hold harmless, to the full extent of the law, BetterChem and Scialdone, from, against, and in respect of any and all losses and damages asserted against, relating to, imposed upon, or incurred by BetterChem and/or Scialdone by reason of, resulting from, based upon or arising out of the breach by VAPE of any representation or warranty of VAPE contained in or made pursuant to this Unwind Agreement, any Unwind Document or any certificate or other instrument delivered pursuant to this Unwind Agreement; or the breach or partial breach by VAPE of any covenant or agreement of VAPE made in or pursuant to this Unwind Agreement, any Unwind Document or any certificate or other instrument delivered pursuant to this Agreement.

ARTICLE VI
MISCELLANEOUS PROVISIONS

Section 6.1 Effectiveness of Representations; Survival.  Each Party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.  Unless otherwise stated in this Unwind Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

Section 6.2 Further Assurances.  Each of the Parties hereto will co-operate with the others and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Unwind Agreement.

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Section 6.3 Amendment.  This Unwind Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 6.4 Expenses.  Each Party will bear their own costs incurred in connection with the preparation, execution and performance of this Unwind Agreement and giving effect to the transactions contemplated hereunder.

Section 6.5 Entire Agreement.  This Unwind Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.  Any preceding correspondence or offers are expressly superseded and terminated by this Unwind Agreement.

Section 9.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the Parties at the following addresses:

If to BetterChem or Scialdone, to:

BetterChem Consulting, Inc.

Attn: Mark Scialdone

77 Allsmeer Drive

West Grove, PA 19390

If to VAPE, to:

VAPE Holdings, Inc.

Attn: Justin Braune, CEO

5304 Derry Ave., Unit C

Agoura Hills, CA 91301

Tel: (877) 827-3959

Section 9.7  Titles and Headings. The Article and Section headings contained in this Unwind Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.2  Successors and Assigns. This Unwind Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Unwind Agreement without the prior written consent of the other parties.

Section 9.6  Severability. This Unwind Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Unwind Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Unwind Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.9  Governing Law; Attorneys’ Fees. This Unwind Agreement and Unwind Documents shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to the rules of conflicts of law. In the event of any action at law or in equity to enforce or interpret the terms of this Unwind Agreement or any of the other transaction documents, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees, deposition costs, and expenses paid by such prevailing Party in connection with arbitration or litigation without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses.

Section 9.10  Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Unwind Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Unwind Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

[ Signature Page Follows ]

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IN WITNESS WHEREOF, the Parties hereto have executed this Share Exchange Unwind Agreement as of the date first above written.

BetterChem Consulting, Inc.

/s/ Mark Scialdone
Name:	Mark Scialdone
Title:	President

Mark Scialdone, Ph.D., an Individual

/s/ Mark Scialdone
Mark Scialdone
77 Allsmeer Road
West Grove, PA 19390

VAPE HOLDINGS, INC.

/s/ Justin Braune
Name:	Justin Braune
Title:	CEO

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Exhibit A

SHARE EXCHANGE AGREEMENT DATED JULY 1, 2015.

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